Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

513/579-7764

Investor - Susan Robinson

513/579-7780

FOR IMMEDIATE RELEASE

 MACY'S, INC. SAME-STORE SALES UP 2.5% IN OCTOBER

Company raises second-half 2010 sales and earnings guidance and reports the repurchase of an additional $500 million of debt in the third quarter

CINCINNATI, Ohio, November 4, 2010 – Macy's, Inc. today reported total sales of $1.807 billion for the four weeks ended Oct. 30, 2010, an increase of 6.8 percent compared with total sales of $1.693 billion in the four weeks ended Oct. 31, 2009. On a same-store basis, Macy's, Inc. sales were up 2.5 percent in October.

“While we experienced some softness in sales early in October given the unseasonably warm weather, we ended the month with a strong trend going into the holiday selling season. Customers have reacted positively to the launch of our unique holiday gift-giving merchandise and newness in fashion. We also launched our latest exclusive brand relationship with Kenneth Cole Reaction men's sportswear, now sold only at Macy's. Overall, we are pleased with our sales performance in the third quarter and the continued results of major strategies including our My Macy's localization initiative. Bloomingdale's sales continued to be strong in October and the third quarter,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “Our repurchase of another $500 million of debt in the third quarter reflects our strong cash position, as well as our confidence about the strength of the business going forward.”

For the third quarter of 2010, the company's total sales were $5.624 billion, an increase of 6.6 percent compared with total sales of $5.277 billion in the same 13-week period last year. On a same-store basis, Macy's, Inc.'s third-quarter sales were up 3.9 percent.

For the year to date, Macy's, Inc. sales totaled $16.735 billion, up 7.0 percent from total sales of $15.640 billion in the first 39 weeks of 2009. On a same-store basis, Macy's, Inc.'s year-to-date sales were up 4.7 percent.

Online sales (macys.com and bloomingdales.com combined) were up 19.7 percent in October, 24.0 percent in the third quarter and 28.5 percent in 2010 year-to-date. Online sales positively affected the company's same-store sales by 0.8 percentage points in the third quarter and 0.7 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

Updated Guidance

The company's guidance is for same-store sales in the fourth quarter of 2010 to be up 3 percent to 4 percent. This translates to same-store sales for the second half of 2010 to be up 3.3 percent to 4 percent, compared with previous guidance (provided in August 2010) of up 3 percent to 3.5 percent.

Based on stronger sales expectations, Macy's, Inc. is increasing its earnings guidance for the second half of 2010 to $1.50 to $1.55 per diluted share, excluding expenses associated with the early retirement of debt in the third quarter. This compares with previous guidance (provided in August 2010) of $1.45 to $1.50 per diluted share for the second half of 2010.

Debt Repurchase

The company today also reported it used excess cash to repurchase $500 million face value of Senior Notes and Debentures in the third quarter. The repurchases, which were made in the open market, included debt with maturity dates from 2011 through 2016. (For a breakdown of repurchase by title of security, visit www.macysinc.com/investors/financialinformation.)

Total cost of the repurchases was approximately $541 million, including expenses related to the transactions. As a result of this repurchase, Macy's, Inc. has booked approximately $39 million (approximately $24 million after tax; 6 cents per diluted share) of expense associated with the early retirement of debt in the third quarter of 2010 in interest expense. This will be partially offset by approximately $7 million in reduced net interest expense in the fourth quarter of 2010. In addition, the company expects net interest expense to be reduced by approximately $26 million in fiscal 2011 as a result of repurchases made in the third quarter.

In total, the company has reduced its debt by more than $1.2 billion in fiscal 2010. The reduction includes $500 million in debt repurchased in each of the first and third quarters, as well as $150 million in Senior Debentures retired at maturity on November 1, 2010, and $76 million in Senior Notes retired at maturity on June 1, 2010.

Macy's, Inc. is scheduled to report its third quarter earnings on Wednesday, Nov. 10, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's Web site at www.macysinc.com.  Analysts and investors may call in on 1-888-801-6497, passcode 4203631. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2009 sales of $23.5 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates three Bloomingdale's outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

#   #   #

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).